First Amended Schedule A

To the Underwriting and Distribution Agreement

List of Funds

This Schedule A shall apply to the Shares of the Series in the Trust as listed below and any other Series that may be started in the future that are advised by the Investment Adviser, as reflected by amendment to this list:

Effective as of: March 11, 2014

JOHCM International Select Fund

JOHCM Emerging Markets Opportunities Fund

JOHCM Global Equity Fund

JOHCM International Small Cap Equity Fund

JOHCM Asia Ex-Japan Fund

ADVISERS INVESTMENT TRUST

/s/ Dina A. Tantra
Name: Dina A. Tantra
Title: President

BHIL Distributors, Inc.

  /s/ Brenda J. Bittermann

Name: Brenda J. Bittermann

Title: President

J O HAMBRO CAPITAL MANAGEMENT LIMITED

/s/ M. Helen Vaughan

Name: M. Helen Vaughan

Title: COO

J O HAMBRO CAPITAL MANAGEMENT LIMITED

/s/ Andrew Rice

Name: Andrew Rice

Title: Finance Director